UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-8A
NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940
The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name: MyShares Trust
Address of Principal Business Office (No. & Street, City, State, Zip Code):
               MyShares Trust
               210 Summit Avenue Suite C-11
               Montvale NJ 07645
Telephone Number (including area code): (201) 930-8500
Name and address of agent for service of process:
               Erik Liik
               210 Summit Avenue Suite C-11
               Montvale NJ 07645
Check Appropriate Box:
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

NO	☐
YES	☑
SIGNATURES
Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Montvale and state of New Jersey on the 18th day of September 2007.

MYSHARES TRUST
[SEAL]

BY:	/s/ Michael Voskian

Michael Voskian, President

Attest:	/s/ Erik Liik

Erik Liik, Secretary